Exhibit 10.43

                          CONSULTING SERVICES AGREEMENT

         This Consulting Services Agreement ("Agreement") is made effective November 10, 2003, between SLS International, Inc. ("Client"), a Delaware corporation whose principal place of business is Springfield, Missouri, and William F. Fischbach ("Consultant") whose principal place of business is Branson, Missouri.

                                    RECITALS
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         The Consultant through the expenditure of considerable money, time and effort, has created and developed, and is continuing to improve an efficient system for providing his services to the Client.

         The Client desires to obtain the assistance of Consultant, and Consultant is willing to provide such assistance, with respect to the services.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by each of the parties. The Client and Consultant hereby agree as follows:

         1. SERVICES. Consultant shall provide Client with the following services ("Services"):

                  (A) DISTRIBUTION ASSISTANCE: Consultant agrees to assist Client in finding appropriate distribution channels for SLS products. Should Client be successful in signing new distributors introduced by Consultant, Client shall be paid as outlined in Section 4 below.

                  (B) MERGER AND ACQUISITION ASSISTANCE: Consultant agrees to assist Client in finding appropriate target companies with which to merge. Should Client be successful in merging with or acquiring a Client introduced by Consultant, Client shall be paid as outlined in
         Section 4 below.

         2. INDEPENDENT CONTRACTOR. Consultant is providing the Services to Client as an independent contractor on a non-exclusive basis. The Consultant has no ability or right to bind the Client to any agreement or arrangement. The Client may accept or reject, in its sole and absolute discretion, any distribution or sales arrangement, or any merger, acquisition or other strategic alliance, identified by Consultant hereunder.

         3. TERM AND TERMINATION. This Consulting Services Agreement is for a term of three (3) years following the date of this Agreement ("Term"); provided that either party may cancel this Agreement for any reason upon thirty (30) days written notice. Upon such termination, Client shall pay any and all amounts due and owing to Consultant as of the date of termination.

         4. COMPENSATION. In consideration for Services to be rendered by the Consultant pursuant to this Agreement, Client shall provide Consultant with the following:
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                  (A) RETAINER. As a retainer for the Consultant to make himself available to provide the Services, the Consultant shall receive 400,000 shares of the Client's Restricted common stock ("Common Stock") of which 100,000 shares shall have immediate piggy back registration rights with the first offering registered with the SEC made by the Client. The Client shall not be required to register the remaining 300,000 shares with the SEC. The Client shall issue such shares within five business days after the date of this Agreement.

                  (B) PERFORMANCE OPTIONS. For the Services provided in any calendar year, on January 1 of the following year, the Client shall issue options to purchase Common Stock, in an amount equal to the prior year's Performance Level; provided that all options issued to Consultant hereunder shall not provide for the right to purchase in excess of an aggregate of 800,000 shares of Common Stock. The "Performance Level" in any calendar year means the sum of (i) 0.01 multiplied by the dollar amount of sales of the Client's products during such year generated directly as a result of Consultant's Services under Section 1(a) plus (ii) 0.1 multiplied by the dollar amount of value provided to the Client in a merger, acquisition or other transaction resulting directly from Consultant's Services under
         Section 1(b); provided however, that any fundraising proceeds received as a result of any such services shall be excluded from the value provided to the Client as a result of such Services (because compensation for any fundraising is provided under a separate agreement). The exercise price per share of the options granted under this Section 4(b) shall be Fair Market Value of a share of the Common Stock at the close of business on the last business day immediately preceding the date of issuance of such option. The "Fair Market Value" means the closing bid price of a share of Common Stock, as quoted on NASDAQ Bulletin Board, or any successor national stock exchange or any recognized trading market through which the shares are then traded; provided, however, that if on the date in question there is no public market for the shares and they are neither quoted on NASDAQ nor traded on a national securities exchange, then the board of directors of the Client shall, in its reasonable discretion, determine the Fair Market Value. The Performance Level shall be based solely on the arrangements and transactions that are accepted by Client in its sole and absolute discretion, and without regard to the merits of any arrangement or transaction that is rejected.

                  (C) PERFORMANCE CASH FEE. As additional compensation for the services provided under Section 1(b) above, the Client shall pay Consultant a cash fee of 2% of the dollar amount of value provided to the Client in a merger, acquisition or other transaction resulting directly from Consultant's Services under Section 1(b), payable on the date of closing of such transaction.

                  (D) DISTRIBUTION COMPENSATION. As additional compensation for the services provided under Section 1(a) above, the Consultant shall also receive a performance bonus of cash and/or additional equity for distribution contracts secured by Consultant. The amount shall be based on a negotiated percentage per account, as determined by agreement of Client and Consultant from time to time.

                  (E) GENERAL. It is understood that it is the responsibility of the Consultant to compensate any associates, agents, employees or others that may assist in his services hereunder and that the above compensation will be the maximum compensation paid for any transaction that may result from the services performed under this contract.
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         5. PUBLIC NOTICE: Upon execution of this Agreement, Client will permit
Consultant to disclose the name of Client and limited information regarding the Agreement in its promotional materials after having first submitted the public notice to Client for approval, which shall not be unreasonably withheld.

         6. JURISDICTION: This agreement shall be interpreted and construed in accordance with and governed by the laws of the State of Missouri.

         7. ENTIRE UNDERSTANDING: This Agreement includes the entire understanding between Client and Consultant and may be modified only in writing. This Agreement supercedes all written and oral communications.



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William F. Fischbach - Consultant                  John Gott
                                                   President, SLS International